EXHIBIT 4.1

AMENDMENT

TO THE $287,500 PROMISORRY NOTE DATED September 15, 2017

This Amendment (this “Agreement”) is entered into as of March 16, 2018 (the “Effective Date”), by and between Airborne Wireless Network, a Nevada corporation (the “Company”) and Black Mountain Equities, Inc. (the “Holder”) collectively, the Company and Holder shall be referred to as the “Parties” and each a “Party.”

RECITALS:

WHEREAS, on September 15, 2017 (the “Issuance Date”), the Company and the Holder entered into a Promissory Note (the “Note”) pursuant to which the Company promised to pay $287,500 (the “Original Principal Amount”).

WHEREAS, the parties hereto desire to enter into this Amendment to the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1) The Maturity Date is hereby extended to June 14, 2018.

2) The Original Principal Amount is hereby amended to $305,500

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated March 16, 2018 by signing below:

/s/ Michael J. Warren	/s/ Adam Baker
Michael J. Warren	Adam Baker
Airborne Wireless Network	Black Mountain Equities, Inc.
Chief Executive Officer	Principal